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                                                                    EXHIBIT 10.1

[LOGO] Macrovision                                       Macrovision Corporation
                                                           2830 De La Cruz Blvd.
                                                           Santa Clara, CA 95050

                                                            (408) 562-8400  Main

                                                             (408) 567-1800  Fax

                                                             www.macrovision.com

June 8, 2005

Mr. Alfred J. Amoroso
[Address]
[Address]

Dear Fred,

We are pleased to offer you the position of President and Chief Executive Officer at Macrovision Corporation (the "Company"), reporting to the Board of Directors (the "Board"). Your position will include serving as the Company's Principal Executive Officer and signing the Company's periodic reports in such capacity to be filed with the Securities and Exchange Commission. Your first day of employment will be July 5, 2005. Your principal employment location will be in the Company's offices located at 2830 De La Cruz Blvd, Santa Clara, California.

The Board will appoint you to be a member of the Board at its first meeting held on or after your first day of employment. Each year thereafter while you continue to serve as Chief Executive Officer, the Company will nominate you for reelection to the Board.

The Company will make a public announcement of your employment on or about July 5, 2005. Until that announcement is made, the terms of this letter and your employment by the Company shall remain strictly confidential and shall not be disclosed by you to anyone other than disclosures made in strict confidence to your immediate family, your legal counsel and advisers, and the chief executive officer and certain partners of your current employer.

Upon your first day of employment, you will be covered by our directors and officers liability insurance policies as an insured person under such policies. You will also be provided an indemnification agreement in the form enclosed and covered by the indemnification provisions contained in the Company's bylaws.

Your compensation will consist of base salary at an annual rate of $500,000, the prorated portion of which will be payable to you in calendar year 2005 based on the portion of the year during which you are employed by the Company. Your base salary, along with your performance, will be reviewed annually by the Company's Compensation Committee.

You will be eligible to participate in the Company's standard Executive Incentive Plan ("EIP") for calendar year 2005 and subsequent years. For 2005, the EIP will provide you a payout at 100% achievement of targets equal to 100% of the prorated portion of your base salary earned during 2005. For 2006 and subsequent years, the EIP bonus payout is based 50% on the Company meeting both its revenue plan and EBIT plan and 50% on your achievement of specific individual objectives that you and the Board will develop together, with the bonus payout at 100% achievement equal to 100% of your base salary earned during such year. In order to receive an EIP bonus for a given year, you must be employed by the Company at the time such bonus payment is due (typically in March of the following year) and,

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except for calendar year 2005, such bonus payment shall not be prorated for any interim periods. Enclosed is a copy of the 2005 EIP plan document.

On your first day of employment, you will receive a stock option grant to purchase 500,000 shares of the Company's common stock. The exercise price per share for these options will be set at the closing market price of Macrovision Corporation common stock (NASDAQ: MVSN) on your first day of employment. These options will have a term of five years; will become vested and exercisable over three years in accordance with the standard Company vesting plan (one-sixth (1/6) on the first anniversary of your first day of employment, one-third (1/3) vesting in equal monthly increments over your second year and the remaining one-half (1/2) vesting in equal monthly increments over the third year), provided that you continue in employment; and will be subject to the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan.

The Company currently provides annual refresh stock option grants that are typically awarded twice per year (in March and September) based on performance and prior initial grant levels (which program may be curtailed if FASB implements mandatory stock option expensing, and may be changed at the discretion of the Board). Notwithstanding the above, the Company will make refresh stock option grants to you in 2006, 2007 and 2008 for 250,000 shares of the Company's common stock each year, divided equally between the two semiannual grant dates each year. The exercise price per share for each of these options will be set at the closing market price of Macrovision Corporation common stock on the date of grant. The refresh options will each have a term of five years; will become vested and exercisable over three years following the date of grant in accordance with the standard Company vesting plan for refresh grants (one-sixth (1/6) on the first anniversary of your first day of employment, and the balance in equal monthly increments over the second and third years), provided that you continue in employment; and will be subject to the terms and conditions of the Macrovision Corporation 2000 Equity Incentive Plan or a successor plan.

The Company will reimburse you for reasonable costs and expenses (including any income taxes payable by you in connection with such reimbursements) incurred by you in relocating your primary residence from Connecticut to Santa Clara County, California and reasonable legal fees incurred by you in connection with the negotiation and drafting of this agreement and related documents, in a total amount not to exceed Four Hundred Thousand Dollars ($400,000), provided that you submit to the Company suitable supporting documentation within 90 days of incurring the expenses (or, if later, with respect to any taxes reimbursable under this paragraph, within 90 days following the date on which you file your income tax return for the year in which you receive the reimbursements). In consideration of the above, you agree that if you voluntarily terminate your employment with the Company other than for "Good Reason" (as defined in the Executive Severance and Arbitration Agreement described below) or the Company terminates your employment for "Cause" (as defined in the Executive Severance and Arbitration Agreement) within the first year of your employment with the Company, you will promptly return to the Company the full amount paid to you under this paragraph, to the greatest extent permitted by applicable law. You also agree that the Company may offset such amounts against any amounts then due to you from the Company as compensation or otherwise.

You will receive the Company's standard benefits including Flexible Time Off
(FTO), Paid Holidays, Medical, Dental, Life, Accidental Death and Dismemberment, Long-term and Short-term Disability coverage, and enrollment in the Company's Employee Stock Purchase Plan (ESPP), Medical Spending Plan and 401(k) Plan. A description of our benefits is attached.

As the Company's relationship with its employees is at-will, either you or the Company may terminate the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment relationship may not be modified, altered or amended, either expressly or impliedly, unless

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in writing signed by the chairman of the Board or the chairman of the Company's
Compensation Committee.

Notwithstanding the foregoing, effective your first day of employment, the Company will enter into an Executive Severance and Arbitration Agreement with you in the form enclosed, under which you would be provided severance pay and other benefits set forth therein upon the occurrence of the events specified therein. Any dispute arising out of or relating to your employment with the Company will be subject to binding arbitration as set forth in the Executive Severance and Arbitration Agreement. Upon a termination of your employment for "Cause" (as defined in the Executive Severance and Arbitration Agreement), your right to receive compensation and benefits will terminate immediately upon the effective date of the termination for Cause. Without limiting the foregoing, you will not receive any base salary for any period after the effective date of any such termination for Cause, will not receive any EIP bonus for any year during which any such termination for Cause occurs and will not be entitled to further vesting or accelerated exercisability of any Stock Options following any such termination for Cause.

You will be required to sign and comply with all agreements and policies generally applicable to employees of the Company and to its executive officers, whether entered into or adopted before, after or concurrently with the commencement of your employment. Such agreements and policies include, but are not limited to, the Company's Proprietary Information, Inventions and Ethics Agreement, the Company's Code of Personal and Business Conduct and Ethics, and the Company's Procedures and Guidelines Governing Securities Trades by Company Personnel, copies of which are enclosed. In accordance with the Proprietary Information, Inventions and Ethics Agreement, you should not bring to the Company any proprietary or confidential information of any previous employer.

This offer and your acceptance of it are contingent upon your acceptable completion and delivery to the Board of the Company's standard Directors' and Officers' Questionnaire, a copy of which is enclosed. In compliance with the Immigration Reform and Control Act of 1986, you must also provide proof of both your identity and your eligibility to work in the United States (i.e., state-issued driver's license, U.S. passport, social security card, birth certificate, etc.).

Fred, we look forward to your joining Macrovision and leading its growth into the future. If the foregoing meets with your approval, please indicate by signing below and returning a copy of this letter to Macrovision no later than June 13, 2005.

Sincerely,

/s/ Steven Blank

Steven Blank
Chairman, Compensation Committee


Agreed & Accepted:

/s/ Alfred J. Amoroso          13 June 2005
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      signature                     date


Attachments:
    Indemnification Agreement
    2005 Executive Incentive Plan
    Benefits Summary
    Executive Severance and Arbitration Agreement
    Proprietary Information, Inventions and Ethics Agreement
    Code of Personal and Business Conduct and Ethics
    Procedures and Guidelines Governing Securities Trades by Company Personnel Directors' and Officers' Questionnaire